Exhibit 14.1

STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.

CODE OF BUSINESS

CONDUCT AND ETHICS

STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

TABLE OF CONTENTS

Page

STRATCAP DIGITAL INFRASTRUCTURE REIT, INC. CODE OF BUSINESS CONDUCT AND ETHICS	1

CHAPTER 1 INTRODUCTION	1

A.	GENERAL	1
B.	INTENT AND PURPOSE	1
C.	APPLICABILITY AND ACCOUNTABILITY	1
D.	RELATIONSHIP TO OTHER COMPANY POLICIES AND PROCEDURES	1
E.	COMPLIANCE AND SANCTIONS	2

CHAPTER 2 BUSINESS CONFLICTS POLICY	2

A.	GIFTS AND ENTERTAINMENT	2
B.	RELATIONSHIPS WITH COMPANY VENDORS AND SUPPLIERS	3
C.	PERSONAL USE OF COMPANY PROPERTY, RESOURCES, FACILITIES, ASSETS AND INNOVATIONS	3
D.	CONFIDENTIAL INFORMATION, DATA AND DOCUMENTS	5

CHAPTER 3 COMPLIANCE WITH LAWS, RULES AND REGULATIONS	6

A.	LAWS, RULES AND REGULATIONS	6
B.	POLITICAL CONTRIBUTIONS AND OTHER POLITICAL ACTIVITIES	9
C.	GOVERNMENT INVESTIGATIONS	9
D.	IMPROPER INFLUENCE ON CONDUCT OF AUDITS	10

CHAPTER 4 ADMINISTRATIVE PROVISIONS AND ENFORCEMENT	10

A.	RESOURCES	10
B.	BUSINESS CONDUCT POLICY REVIEW COMMITTEE	10
C.	“WHISTLEBLOWER” REPORTING AND AUDITING	11
D.	REPORTING PROCEDURES	11
E.	NON-RETALIATION POLICY	11
F.	INVESTIGATION	12
G.	ENFORCEMENT	12
H.	IMPLEMENTATION	13
I.	CHANGES AND AMENDMENTS	13

i

STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

CHAPTER 1
INTRODUCTION

A.            GENERAL

It is the policy of StratCap Digital Infrastructure REIT, Inc. (the “Company”) to conduct business with the highest degree of ethics and integrity and in accordance with the letter and spirit of all applicable laws, rules and regulations. To further this objective, the Company has issued this Code of Business Conduct and Ethics (the “Code”). The Code describes ethical and legal principles that must guide all of us in our work. To be useful, this Code must be accessible, understandable and reviewed frequently. Employees (which shall include employees and key personnel of the Company’s advisor and its affiliates) are expected to become familiar with and strictly adhere to all aspects of the Code. Every employee should feel free to discuss questions about this Code with his or her immediate supervisor or submit inquiries to the Company’s Board of Directors.

The Code cannot and is not intended to cover every applicable law or provide answers to all questions that might arise, but it sets out basic principles and a methodology to help guide employees to follow the appropriate course of conduct and compliance with the law.

B.            INTENT AND PURPOSE

Each employee can contribute significantly to establishing the Company’s reputation as an ethical and law-abiding organization by understanding and complying with this Code.

The Company recognizes that corporate excellence must rest upon a sound foundation of business ethics. Strict compliance with the letter and spirit of this Code is vital to assuring the Company’s continued competitiveness and success in the marketplace. Ethical business conduct is a prerequisite to the Company’s goals of growth, outstanding operational performance, investor satisfaction and employee satisfaction.

C.            APPLICABILITY AND ACCOUNTABILITY

This Code applies to the Company and any other company later established that is controlled by or affiliated with the Company. All employees are accountable for their individual compliance, and managers and supervisors also are accountable for compliance by their subordinates. This Code also is applicable to the Company’s officers and directors and the employees of StratCap Digital Infrastructure Advisors II, LLC, a Delaware limited liability company (the “Advisor”) and its affiliates, and the words “employee” and “employees” herein shall be deemed to include them.

D.            RELATIONSHIP TO OTHER COMPANY POLICIES AND PROCEDURES

This Code is complementary of, and supplemental to, other policies and procedures of the Company and the Advisor. Such other important policies include, but are not limited to, employment practices such as equal opportunity, workplace harassment and substance abuse. Note also that certain businesses may be subject to regulatory and policy limitations more restrictive than the Code. In such cases, those regulations and policies shall govern over the Code. All employees are expected to read and become familiar with the details of those policies and procedures that relate to their area of work or direct employer. Any employee who needs further information or clarification should consult the Company’s policies and procedures referenced in Chapter 4, Part A “Resources.” In the event an employee believes a conflict exists between this Code and any other Company policy, the employee’s immediate supervisor should be consulted and, if an interpretation is required, the matter may be referred to the Company’s Board of Directors, referenced in Chapter 4, Part B, for clarification.

This Code is posted on the Company’s website where it will be available to the financial community and general public, the Company’s stockholders, employees and their families and other interested persons. Waivers of the Code for officers and directors may be granted only by the Company’s Board of Directors or any committee designated by the Board of Directors and must be promptly disclosed to the Company’s stockholders. Any material waivers or amendments of the Code will also be posted on the Company’s website and/or disclosed pursuant to Item 5.05 of Form 8-K.

E.             COMPLIANCE AND SANCTIONS

All employees must strictly adhere to this Code and, where applicable, their families shall also adhere to the Code. Compliance will be subject to audit. Violations of the Code will subject employees to discipline, up to and including termination.

CHAPTER 2
BUSINESS CONFLICTS POLICY

A.            GIFTS AND ENTERTAINMENT

Policy

It is Company policy that employees ordinarily may not accept or offer any business gift of substantial value. Such gifts generally are inappropriate and may improperly influence the normal business relationship between the Company and its suppliers, investors or competitors. Gifts with a value over $1,500 will be considered to be substantial. If an employee is offered or proposes to offer any gift with a value over $1,500 (or cumulative gifts from or to any single source valued at over $1,500 per calendar year), the employee’s immediate supervisor must be notified and the gift may not be accepted or given unless specifically approved in writing by the supervisor (or in the case of the Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, or person performing similar functions, such person must provide notice to the Chairperson of the Audit Committee).

It is also Company policy that employees ordinarily may not accept or offer business entertainment of substantial value that is not consistent with applicable business practices for the applicable business on the premise that it might improperly influence the normal business relationship between the Company and its suppliers, investors or competitors. Generally, entertainment with a value over $1,500 per person (or cumulative entertainment received from or given to any single source valued at over $1,500 per person per calendar year) will be considered substantial. If an employee proposes to offer any such substantial entertainment to a third party, the employee must obtain the advance written approval of his or her immediate supervisor. It is recognized that there may be particular circumstances where it would be appropriate for an employee to accept an invitation involving substantial business entertainment. However, substantial entertainment offered to an employee only may be accepted following written approval by the employee’s immediate supervisor (or in the case of the Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, or person performing similar functions, such person must provide notice to the Chairperson of the Audit Committee).

Discussion

The exchange of gifts or social amenities, including sporting events, outings, hunting or fishing trips and other entertainment between suppliers, investors and competitors is acceptable when reasonably based on a clear business purpose and within the bounds of good taste. No such activities should be of a type which could embarrass or harm the reputation of the Company. Adherence to the foregoing policies and procedures is intended to avoid abuses while providing a degree of flexibility in respect of substantial gifts and entertainment.

Please note that payments of money, gifts, services, entertainment or anything of value may not be offered or made available in any amount, directly or indirectly, to any government official or employee.

B.            RELATIONSHIPS WITH COMPANY VENDORS AND SUPPLIERS

Policy

Company policy is to conduct all purchasing in accordance with (i) U.S. laws, (ii) Company procurement policies and (iii) Company principles of business ethics. It is also Company policy that employees shall endeavor to deal fairly with the Company’s vendors, suppliers, competitors and employees while zealously seeking the best arrangements available for the Company but should not take unfair advantage of any of the above through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Discussion

The Company purchases equipment, materials, products and services solely on the basis of their value and merit. Employees who make purchasing and contracting decisions for the Company have a responsibility for independence and objectivity of judgment that must not be compromised, nor appear to be compromised. During the supplier or vendor selection process, Company employees are accountable to seek the most technically efficient and cost-effective products and services and to evaluate them, using consistent and unbiased standards. The Company may from time to time develop systematic processes for placing orders for goods and services and authorizing contracts, which shall be utilized for all purchasing activity. Employees should not take unfair advantage of any of the above through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

C.            PERSONAL USE OF COMPANY PROPERTY, RESOURCES, FACILITIES, ASSETS AND INNOVATIONS

Policy

It is the policy of the Company that all employees (i) are prohibited from using Company property, resources or facilities for personal gain, (ii) may only use Company property, resources or facilities for limited personal purposes within prescribed guidelines and (iii) may not take advantage of inventions or ideas that are discovered by virtue of their employment.

Discussion

Company resources are provided for Company business use. This Code provides guidance on the proper use of Company resources and addresses such issues as use of Company office equipment or other facilities for non-Company purposes.

The continued success of the Company requires the commitment of all employees to the proper allocation and use of Company resources. Such resources, including Company physical property, information and intellectual property, are provided for Company business use. Nonetheless, limited personal use of Company resources by employees may occur without adversely affecting the Company’s interests. This Code authorizes such use, states requirements and directs Company managers and supervisors to use their discretion in making responsible decisions concerning the appropriate use of the resources they manage.

This Code is not intended to cover every situation that could arise involving the use of Company resources. Interpretation of the requirements of the Code and questions concerning situations not covered herein should be discussed with and determined by the employee’s immediate supervisor. In this regard, employees should seek additional guidance concerning proper use of Company resources from their immediate supervisor, who will refer the matter to the Board of Directors referenced in Chapter 4, Part B, if specific guidance is desired.

Employees are expected to use good judgment in the use of Company resources and are accountable for using such resources to perform Company business. Personal use of Company resources must not be conducted on a regular basis or result in significant added costs, disruption of business processes or any other disadvantage to the Company. Managers and supervisors are accountable for the resources assigned to their respective organizations and are empowered to resolve issues concerning their proper use.

It is the intent of the Company to provide the communication systems necessary for the conduct of its business. Employees are expected to adhere to proper use of all communication systems, including but not limited to the telephone, electronic mail (e-mail), facsimile, Internet, corporate intranet, voice mail, computers and computer terminals and related networks, modems and systems software (“IT Systems”). Employees are permitted use of Company property and must comply with Company policies and procedures regarding its use.

The communication systems are owned and operated by the Company and are to be used for the business of the Company. Employees should have no expectation of privacy of any correspondence, messages or information in the IT Systems. All messages sent and received, including personal messages, and all data and information stored on the Company’s IT Systems are Company property regardless of the content.

The Company’s IT Systems are to be used by employees only for the purpose of conducting Company business. Employees may, however, use the Company’s IT Systems for the following incidental personal uses so long as such use does not interfere with the employee’s duties, is not done for pecuniary gain, does not conflict with the Company’s business and does not violate any Company policy:

•	to send and receive necessary and occasional personal communications;

•	to prepare and store incidental personal data (such as personal calendars, personal address lists and similar incidental personal data) in a reasonable manner;

•	to use the telephone system for brief and necessary personal calls; and

•	to access the Internet for brief personal searches and inquiries during meal times or other breaks, or outside of work hours, provided that employees adhere to all other usage policies.

The Company assumes no liability for loss, damage, destruction, alteration, disclosure or misuse of any personal data or communications transmitted over or stored on the Company’s IT Systems. The Company accepts no responsibility or liability for the loss or non-delivery of any personal electronic mail or voicemail communications or any personal data stored on any Company property. The Company strongly discourages employees from storing any personal data on any of the Company’s IT Systems.

The Company reserves the right to access and disclose all such messages sent by its employees for any purpose. All such messages, regardless of content or the intent of the sender, are a form of corporate correspondence and are subject to the same internal and external regulation, security and scrutiny as any other corporate correspondence. E-mail communications must be written following customary business communications practices as is used in Company correspondence. E-mail communications are official internal Company communications, which may be subject to summons in legal proceedings. Work-related messages should be directed to the affected employee(s) rather than sending a global message to all employees.

The Company’s communication systems shall not be used as a forum to promote religious, political or other personal causes, or any illegal activity. Offensive or improper messages or opinions, transmission of sexually explicit images, messages, cartoons or other such items, or messages that may be construed as harassment or disparagement of others based on race, national origin, sex, sexual orientation, age, disability or religion are also prohibited on the Company’s communication systems.

Employees shall not attempt to gain access to another employee’s personal communications system and messages. The Company, however, reserves the right to access and/or disclose an employee’s messages at any time, without notice to the employee.

Ideas and innovations developed or discovered by virtue of employment by the Company are Company, not individual, assets. All inventions, discoveries or ideas relating to Company business, services or products which employees may make, develop or have during or by virtue of their employment by the Company, must be promptly and fully disclosed by them to the Company and shall be the Company’s exclusive property. At the Company’s request, employees shall sign all documents necessary or helpful to transfer patent rights or copyrights to the Company with respect to any such inventions, discoveries or ideas.

D.            CONFIDENTIAL INFORMATION, DATA AND DOCUMENTS

Policy

Employees may not provide any confidential information, data or documents belonging to the Company or its customers, suppliers, tenants, investors or other business relations to any third party without the express written consent of the employee’s immediate supervisor. This includes, but is not limited to, any confidential Company documents relating to investors, customers, suppliers, tenants, assets or finances of the Company or any internal plans, employment arrangements (including the employee’s own employment arrangements) or other internal arrangements.

Discussion

In performing their work, employees may access confidential information, data and documents and become aware of information about the Company, its investors, customers, suppliers, tenants or potential tenants and other business relations that are not generally known to the public. This includes bids, quotations, technologies, concepts, business strategies and plans, financial data, employment arrangements and other confidential sensitive information. It is the duty of every employee not to use or disclose this information improperly or in a way that could be detrimental to the interests of the Company or its suppliers, investors or tenants.

Confidential information, data and documents should be protected by all Company employees and not disclosed to outsiders without specific written authorization from the employees’ immediate supervisor. Since inadvertent or improper disclosure could be harmful to the Company, employees should take every practicable step to preserve the confidentiality of the Company’s confidential information, data and documentation. For example, employees should not discuss material information in elevators, hallways, restaurants, airplanes, taxicabs or any place where they can be overheard, read confidential documents in public places or discard them where they can be retrieved by others, leave confidential documents in unattended conference rooms or leave confidential documents behind when the meeting or conference is over.

CHAPTER 3
COMPLIANCE WITH LAWS, RULES AND REGULATIONS

A.            LAWS, RULES AND REGULATIONS

Policy

The Company conducts its business in strict compliance with all applicable laws, rules and regulations, including but not limited to anti-trust laws, insider trading laws and laws and regulations relating to recordkeeping and internal controls. The Company promotes full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company. All employees and directors involved in the Company’s disclosure process, including the senior financial officers, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside of the Company, including the Company’s independent auditors. In addition, any employee or director who has a supervisory role in the Company’s disclosure process has an obligation to discharge his or her responsibilities diligently. Company policy also prohibits employees from having any discussion, communication, agreement or understanding with any competitor concerning bidding rates, pricing policy, terms or conditions of contracts, territorial markets, labor and other costs or the like. Any understanding or agreement with another person to refrain from doing business with an investor or supplier or otherwise engage in market collusion is against Company policy.

A.            Interactions with the Government.

The Company may conduct business with the U.S. government, state and local governments and the governments of other countries. The Company is committed to conducting its business with all governments and their representatives with the highest standards of business ethics and in compliance with all applicable laws and regulations, including the special requirements that apply to communications with governmental bodies that may have regulatory authority over our properties and operations, such as permitting, zoning, government contracts and government transactions.

If your job responsibilities include interacting with the government, you are expected to understand and comply with the special laws, rules and regulations that apply to your job position as well as with any applicable standard operating procedures that the Company has implemented. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from your supervisor.

B.            Compliance with Antitrust Laws.

Antitrust laws of the United States and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which the Company conducts business. Violations of antitrust laws may result in severe penalties against the Company and its employees, including potentially substantial fines and criminal sanctions. You are expected to maintain basic familiarity with the antitrust principles applicable to your activities, and you should consult your supervisor with any questions you may have concerning compliance with these laws.

C.            Compliance with Insider Trading Laws.

U.S. securities laws prohibit abuses of material, non-public information (i.e., insider trading). Covered Parties who have access to material nonpublic information, regardless of its source, are not permitted to use or share that information for their personal benefit for securities trading purposes or for any other purpose except the conduct of the Company’s business. All material, non-public information about the Company should be considered confidential information. It is always illegal to trade in the Company’s securities while in possession of material, nonpublic information, and it is also generally illegal to communicate or “tip” such information to others who do not have a legitimate business need for acquiring information

D.            Anti-Corruption Compliance and The U.S. Foreign Corrupt Practices Act.

The Company is committed to complying with the U.S. Foreign Corrupt Practices Act (the “FCPA”) and other applicable anti-corruption laws. The FCPA prohibits the Company and its employees, directors, officers, and agents from offering, giving, or promising money or any other item of value, directly or indirectly, to win or retain business or to influence any act or decision of any government official, political party, candidate for political office, or official of a public international organization. The Company prohibits employees, directors, and officers from giving or receiving bribes, kickbacks, or other inducements to foreign officials. This prohibition also extends to payments to agents acting on the Company’s behalf if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. Indirect payments include any transfer of money or other item of value to another individual or organization where the person making the transfer knows or has reason to know that some or all of that transfer is for the benefit of an individual to whom direct payments are prohibited. The use of agents for the payment of bribes, kickbacks or other inducements is expressly prohibited. Violation of the FCPA and other applicable anti-corruption laws is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including, for an employee, termination of employment or, for a director, a request that such director resign from the Board.

E.            Compliance with Anti-Money Laundering Laws.

The Company is committed to minimizing the risk of our operations being used by money launderers and to preventing any financing of terrorism. We will comply with all applicable anti-money laundering laws and we will not knowingly do business with anyone who we suspect of being connected with criminal or terrorist activity or who is subject to applicable trade sanctions. We will never knowingly participate in a scheme to launder money, under-report the size of a cash transaction or wrongfully avoid tax liability. Furthermore, we will take reasonable steps to know our clients in order to reduce the chance that we will be unwittingly used to assist in money laundering. We will not tolerate “willful ignorance” of money laundering on our part.

F.            Regulation FD and Selective Disclosure.

Regulation FD promulgated by the SEC prohibits the Company from selectively disclosing material nonpublic information to securities market professionals or security holders that might buy or sell the Company’s securities on the basis of such information. Consistent with SEC requirements, whenever the Company discloses material nonpublic information to individuals, particularly securities market professionals and holders of the Company’s securities who may trade on the basis of the information, the Company must make public disclosure of that information. The timing of the required public disclosure depends on whether the selective disclosure was intentional or non-intentional.

(1)            For an intentional disclosure, the Company must make public disclosure of the information simultaneously.

(2)            For a non-intentional disclosure, the Company must make public disclosure of the information within 24 hours.

One exception to the requirement of nonselective public disclosure of material nonpublic information is for disclosure to “a person who owes a duty of trust or confidence to the Company (such as an attorney, investment banker or accountant).” Another exception to the requirement is disclosure made “to a person who expressly agrees to maintain the disclosed information in confidence.” We rely on this exception by utilizing confidentiality agreements.

Although Regulation FD does not require that such agreements of confidentiality be in writing, in order to protect the Company and its stockholders from even the appearance of Regulation FD violations, the Company’s policy is that, other than as approved by the Chief Executive Officer, no disclosure of material nonpublic information concerning the Company on a selective basis may be made to anyone outside of the Company other than pursuant to a written confidentiality agreement unless the disclosure is solely to a person who owes a duty of trust or confidence to the Company (such as an attorney, investment banker or accountant). Senior officials of the Company should be particularly cautious during private conversations with analysts, broker-dealers, and due diligence professionals. When communicating with securities industry professionals, Company officials may not use “code” words to selectively disclose information that they could not selectively disclose expressly.

B.            POLITICAL CONTRIBUTIONS AND OTHER POLITICAL ACTIVITIES

Policy

It is against Company policy, and may also be illegal, for any employee to:

•	use any Company funds, property or facilities or normal working time of any of the Company’s employees, for any political activity; or

•	include, directly or indirectly, any political contribution that the employee may desire to make on the employee’s expense account or otherwise cause the Company to reimburse the employee or bear the cost for that expense.

However, when permitted by law and authorized by the Chief Executive Officer, the Company may express its views through designated spokespersons on specific issues that are important to the Company’s business and may make contributions to, or otherwise support, candidates to elective office.

Discussion

The Company encourages all of its employees to vote and become active in civic affairs and the political process. Employees must recognize, however, that their involvement and participation must be on an individual basis, on their own time and at their own expense. Federal laws restrict any corporate contributions to candidates for federal elections and there are similar laws in many states. Examples of prohibited conduct include using Company secretarial time to send invitations for political fundraising events, using the Company telephone or email systems to make politically motivated solicitations, allowing any candidate to use any Company facilities, such as meeting rooms, for political purposes, or to loan any Company property to anyone for use in connection with a political campaign.

The political process has become highly regulated and any employee who has any question about what is or is not proper should consult with the Company’s Chief Financial Officer before agreeing to do anything that could be construed as involving the Company in any political activity at the federal, state or local levels.

C.            GOVERNMENT INVESTIGATIONS

Policy

It is Company policy to cooperate fully with governmental authorities in the proper performance of their functions, consistent with the safeguards that the law has established for the benefit of persons under investigation.

Discussion

In the event an employee is approached at home or at work in the United States by any government regulatory or law enforcement officials investigating the Company, its operations or business practices, the employee can insist that any interview take place at his or her office or other location away from home.

In the event of a government investigation, the Company’s Chief Financial Officer should be advised of the contacts immediately and, if possible, prior to supplying any information to the authorities. When notifying the Chief Financial Officer, please try to report the name(s) of the officials and their government agency, along with the information they are requesting and, if disclosed, the nature of the investigation.

It is extremely important that, in all instances, employees be truthful and accurate in all statements and information given to regulatory and law enforcement officials. For the avoidance of doubt, employees should never destroy or alter documents in connection with a pending or contemplated investigation, lie or make misleading statements or attempt to cause any other Company employee to do the same. Company policy and the law protect employees from retaliatory action for good faith activities in assisting investigations by government authorities.

D.            IMPROPER INFLUENCE ON CONDUCT OF AUDITS

Policy

None of the Company’s officers or directors, or any other person acting under the direction thereof, may take any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant engaged in the performance of an audit of the Company’s financial statements for the purpose of rendering such financial statements materially misleading.

CHAPTER 4
ADMINISTRATIVE PROVISIONS AND ENFORCEMENT

A.            RESOURCES

Questions relating to this Code and other Company policies and procedures should be submitted to the employee’s immediate supervisor. Questions or reports relative to this Code also may be submitted, on a confidential basis if desired, to the Board of Directors. For additional information, see Part B below.

It must be emphasized that, if any employee has a question as to whether a particular action being considered might be inconsistent with this Code or be improper for any other reason, the employee should raise that question with his or her immediate supervisor and obtain clarification before taking any action.

B.            BUSINESS CONDUCT POLICY REVIEW COMMITTEE

The Company’s Board of Directors shall review any questions relating to this Code and any situations that may involve a violation. The Business Conduct Policy Review Committee is comprised of the Company’s Chief Financial Officer and other senior executives as are appointed from time to time by the Chief Executive Officer and Chief Financial Officer. The initial Chairperson of the Business Conduct Policy Review Committee is the Company’s Chief Financial Officer. The Chief Executive Officer may from time to time appoint successors as the Chairperson of this Committee. The Committee has been established as a resource for employees, and employees are encouraged to submit questions that may arise from time to time to the Business Conduct Policy Review Committee. The Committee will confidentially process all questions, statements and information it may receive relating to suspected violations, except under circumstances where enforcement action is required.

C.            “WHISTLEBLOWER” REPORTING AND AUDITING

All employees should be alert and sensitive to situations that could result in actions by themselves, other employees or third parties that might violate the standards of conduct set forth in this Code or applicable U.S. laws. Any employee who knows or believes that another employee or agent of the Company has engaged or is contemplating or engaging in improper conduct contrary to Company policy or in any illegal activity has a responsibility to report such information.

Generally, such matters should be raised first with an employee’s immediate supervisor. This may provide valuable insights or perspectives and encourage resolution of problems within the appropriate work unit. However, an employee who would not be comfortable raising a matter with his or her immediate supervisor, or who does not believe the supervisor will deal with the matter properly, should raise the matter with the appropriate department head or the Board of Directors.

The Company’s employees have been accorded a means of contacting the Board of Directors for any purpose, including reporting suspected violations of this Code of Business Conduct Policy or any other Company policy. An employee may report such matters by submitting such report by mail addressed to the Chief Financial Officer. All such written communications should be clearly marked on the envelope “Confidential to the Chief Financial Officer” and will be submitted to the Board of Directors.

Additionally, employees or non-employees may report any concerns regarding questionable accounting, auditing or other matters of business on a confidential basis directly to Daniel Green, Kathleen Mitchell and Jeffery Hersh, who are independent non-employee directors. Such reports may be submitted by mail addressed as follows: Daniel Green, Kathleen Mitchell and Jeffery Hersh, StratCap Digital Infrastructure REIT, Inc., 660 Steamboat Road, 1st Floor, Greenwich, Connecticut 06830.

All communications pursuant to this paragraph shall be confidentially processed except under circumstances where enforcement action is required. Employees may freely report such information, in name or anonymously as they deem appropriate.

D.            REPORTING PROCEDURES

Employees should follow the reporting procedures established by this Code and should refrain from reporting such activities outside of such procedures. Employees must keep in mind the serious nature of any accusation of violation of this Code and/or law and any such report must be made in good faith and believed to be true. An employee who is incorrectly or falsely accused of violation of this Code or of law may suffer significant personal damage for which the reporting party and the Company may become liable.

E.            NON-RETALIATION POLICY

It is a federal crime for anyone to retaliate intentionally against any person who provides truthful information to a law enforcement official concerning a possible violation of any federal law. Moreover, the Company prohibits any form of intimidation or retaliation against any reporting employee for good faith reporting of suspected violations of this Code or any other Company policy or because of any lawful act done by that employee to:

• provide information or assist in an investigation regarding any conduct that the reporting person reasonably believes constitutes a violation of laws, rules, regulations, the Code, or any Company policies; or

• file, testify, participate in, or otherwise assist in a proceeding relating to a violation of any law, rule or regulation.

Any act of intimidation or retaliation against an employee for reporting alleged violations of the Code while acting in good faith is a violation of Company policy and should be reported immediately under the Code.

In cases in which an employee reports a suspected violation in good faith and is not engaged in the questionable conduct, the Company will attempt to keep its discussions with such employee confidential to the extent reasonably possible. In the course of its investigation, the Company may find it necessary to share information with others on a “need to know” basis or may be required by law to disclose information.

Although an employee will not be subject to any disciplinary or retaliatory action for filing a good faith report of a suspected or potential violation of this Code or other Company policies, the filing of a known false or malicious report will not be tolerated. Anyone participating in the filing of such a report will be subject to appropriate disciplinary action.

F.            INVESTIGATION

When an alleged violation of the Code is reported, the Company shall take prompt and appropriate action in accordance with the law and regulations and otherwise consistent with good business practice. If the suspected violation appears to involve either a possible violation of law or an issue of significant corporate interest or if the report involves a complaint or concern regarding the Company’s financial disclosure, internal accounting controls, questionable auditing or accounting matters or practices or other issues relating to the Company’s accounting or auditing, the appropriate department head shall notify the Audit Committee within two business days and a preliminary investigation of the report will be performed and the outcome presented to the Audit Committee within a reasonable time from the date the complaint was submitted. The Chair of the Audit Committee shall assess the situation and determine the appropriate course of action. At a point in the process consistent with the need not to compromise the investigation, a person who is suspected of a violation shall be apprised of the alleged violation and shall have an opportunity to provide a response to the investigator.

G.            ENFORCEMENT

Compliance with the provisions and requirements of this Code periodically will be evaluated and monitored by the Board of Directors. The principles set forth in this Code will be enforced at all levels, fairly and without prejudice. Employees who violate this Code will be subject to disciplinary action, ranging from a reprimand to dismissal and possible civil action or criminal prosecution.

H.            IMPLEMENTATION

This Code is being distributed to all employees and is effective immediately. This Code does not alter any existing legal rights and obligations of the Company or the Advisor and is not a guarantee of future employment.

I.             CHANGES AND AMENDMENTS

The Company reserves the right to change or amend any provisions of this Code as it may deem appropriate from time to time. All employees will be notified in writing by the Company whenever changes or amendments are implemented and the revised Code will be posted on the Company’s website.